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                                                                   EXHIBIT 10.14

                    THE CORTLAND SAVINGS AND BANKING COMPANY
                       ENDORSEMENT SPLIT DOLLAR AGREEMENT

     THIS ENDORSEMENT SPLIT DOLLAR AGREEMENT is entered into as of this ______ day of ____________, 2005, by and between The Cortland Savings and Banking Company, an Ohio-chartered bank (the "Bank") and Rodger W. Platt (the "Executive").

     WHEREAS, the Bank and the Executive entered into a Split Dollar Agreement dated as of February 23, 2001, as amended by letter amendment dated of as of August 15, 2002, which agreement grants to the Executive the right to designate the beneficiary of death proceeds from a policy on the Executive's life,

     WHEREAS, the amount of death proceeds for which the Executive has the right to designate the beneficiary of death proceeds under the February 23, 2001 Split Dollar Agreement is equal to one times the Executive's base salary when the Executive's employment with the Bank terminates,

     WHEREAS, the parties intend that the February 23, 2001 Split Dollar Agreement, as the same may have been or may hereafter be amended, shall remain in full force and effect, unaffected in any way by this Endorsement Split Dollar Agreement,

     WHEREAS, the Bank and the Executive also entered into an Amended Salary Continuation Agreement and an associated Amended Split Dollar Agreement, each dated as of August 15, 2002,

     WHEREAS, the August 15, 2002 Amended Salary Continuation Agreement provides for specified retirement benefits for the Executive after termination of his employment, and the associated August 15, 2002 Amended Split Dollar Agreement provides instead for a death benefit of $523,203 under an insurance policy on the Executive's life if the Executive dies in active service to the Bank,

     WHEREAS, the August 15, 2002 Amended Split Dollar Agreement associated with the August 15, 2002 Amended Salary Continuation Agreement has terminated because the agreement provides that it shall terminate on the Executive's 70th birthday, which occurred in September 2005, and the Executive therefore no longer has any right to designate the beneficiary of $523,203 of the insurance policy death benefits under the August 15, 2002 Amended Split Dollar Agreement,

     WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent company, Cortland Bancorp, an Ohio corporation, and

     WHEREAS, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life.

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     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE 1
                               GENERAL DEFINITIONS

     Capitalized terms not otherwise defined in this Endorsement Split Dollar Agreement shall have the same meaning given in the August 15, 2002 Amended Salary Continuation Agreement. The following terms shall have the meanings specified -

     1.1 Administrator means the administrator described in Article 7.

     1.2 Executive's Interest means the benefit set forth in Section 2.2(a).

     1.3 Insured means the Executive.

     1.4 Insurer means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

     1.5 Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.

     1.6 Policy means the specific life insurance policy or policies issued by the Insurers.

     1.7 Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive's interest, if any, in a Policy on such Executive's life.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

     2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Executive's interest has been paid under Section 2.2 below.

     2.2 Death Benefit. (a) Executive's Interest If the Policy Is Not Cancelled. The Executive shall have the right to designate the beneficiary of the Executive's Interest. Provided the Policy is not cancelled, surrendered, terminated, or allowed to lapse, if at the time of Termination of Employment the Executive is entitled to benefits under the August 15, 2002 Amended Salary Continuation Agreement in effect when Termination of Employment occurs, or if Termination of Employment occurs because of the Executive's death, then the Executive's beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to the Net Death Proceeds less the amount of death proceeds for which the Executive has the right to designate the beneficiary under the February 23, 2001 Split Dollar Agreement. The amount to which the Executive's beneficiary is entitled is referred to in this Endorsement Split

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Dollar Agreement as the "Executive's Interest." Whether under this Endorsement
Split Dollar Agreement or the February 23, 2001 Split Dollar Agreement, in no case shall the Executive have the right to designate the beneficiary or beneficiaries of an amount of death proceeds in the aggregate exceeding the Net Death Benefit. The Executive or the Executive's transferee shall also have the right to elect and change settlement options that may be permitted for the Executive's Interest.

     (b) If the Policy Is Cancelled. If the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement, provided that at the time of Termination of Employment the Executive is entitled to benefits under the August 15, 2002 Amended Salary Continuation Agreement in effect at the time of Termination of Employment, or if Termination of Employment occurs because of the Executive's death, then the Executive's beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to death proceeds payable by the Bank in an amount in cash equal to the sum of (1) the amount specified in paragraph (a) of this Section 2.2, measured at the time the Policy is cancelled, surrendered, terminated, or allowed to lapse, plus (2) a tax gross-up payment to compensate for federal and state income taxes imposed on the benefit specified in clause (1) of this Section 2.2(b). The tax gross-up payment required under this clause (2) of Section 2.2(b) shall be calculated in two steps, first by dividing the total death benefit specified in clause (1) of this Section 2.2(b) by one minus the sum of
(x) the highest marginal individual federal income tax rate under the Internal Revenue Code at the time of the Executive's death (offset or reduced to account for the deductibility at the federal level of state income taxes), plus (y) the highest marginal individual state income tax rate under Ohio law at the time of the Executive's death. Second, the death benefit specified in clause (1) of this
Section 2.2(b) shall then be subtracted from the amount calculated in that first step. The difference shall be the additional tax gross-up payment to be made to compensate for taxes, regardless of whether it exceeds or is less than taxes imposed on the Executive's estate for "income in respect of a decedent." To illustrate with a simple hypothetical based on an assumed death benefit amount of $100,000 paid directly by the Bank under clause (1) of this Section 2.2(b), the additional tax gross-up payment would be calculated as follows if the highest marginal individual income tax rates are 35% (federal) and 7.5% (Ohio), taking into account the deductibility at the federal level of state income taxes:

     First Step:  $100,000/divided by (1-((35% + 7.5%) - (35% X 7.5%))
                  = $100,000/divided by (1 minus 39.875%)
                  = $100,000/divided by 60.125%, or .60125
                  = $166,320

     Second Step: $166,320 minus $ 100,000
                  = $66,320, the amount of the additional tax gross-up payment

     2.3 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Endorsement Split Dollar Agreement is in effect without first giving the Executive or the Executive's transferee a right of first refusal to purchase the Policy for the Policy's interpolated terminal reserve value. Such right of first refusal to purchase the Policy must be exercised within 60 days from the date the Bank gives written notice of the Bank's

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intention to sell, surrender or transfer ownership of the Policy. This provision shall not impair the right of the Bank to terminate this Endorsement Split
Dollar Agreement.

                                    ARTICLE 3
                                    PREMIUMS

     3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

     3.2 Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Executive's Beneficiary. The life insurance premium factor is the minimum amount required to be imputed under Internal Revenue Service Regulations, section 1.61-22(d)(3)(ii), or any subsequent applicable authority. The Bank shall impute the economic benefit to the Executive on an annual basis by adding the economic benefit to the Executive's Form W-2 or, if applicable, Form 1099.

                                    ARTICLE 4
                                   ASSIGNMENT

     The Executive may assign without consideration all interests in the Policy and in this Endorsement Split Dollar Agreement to any person, entity or trust. If the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Endorsement Split Dollar Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Endorsement Split Dollar Agreement.

                                    ARTICLE 5
                                     INSURER

     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Endorsement Split Dollar Agreement.

                                    ARTICLE 6
                                CLAIMS PROCEDURE

     6.1 Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under this Endorsement Split Dollar Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

     6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

     6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances

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          require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.1.3.1 The specific reasons for the denial,

          6.1.3.2 A reference to the specific provisions of this Endorsement Split Dollar Agreement on which the denial is based,

          6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

          6.1.3.4 An explanation of this Endorsement Split Dollar Agreement's review procedures and the time limits applicable to such procedures, and

          6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA (the Employee Retirement Income Security Act of 1974)
               section 502(a) after an adverse benefit determination on review.

     6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

     6.2.1 Initiation - Written Request. To initiate the review, within 60 days after receiving the Bank's notice of denial the claimant must file with the Bank a written request for review.

     6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

     6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim,

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          without regard to whether such information was submitted or considered in the initial benefit determination.

     6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, before the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.2.5.1 The specific reason for the denial,

          6.2.5.2 A reference to the specific provisions of this Endorsement Split Dollar Agreement on which the denial is based,

          6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

          6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA section 502(a).

                                    ARTICLE 7
                           ADMINISTRATION OF AGREEMENT

     7.1 Administrator Duties. This Endorsement Split Dollar Agreement shall be administered by an Administrator, which shall consist of the board or such committee as the board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to
(a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Endorsement Split Dollar Agreement and (b) decide or resolve any and all questions, including interpretations of this Endorsement Split Dollar Agreement, as may arise in connection with the Endorsement Split Dollar Agreement.

     7.2 Agents. In the administration of this Endorsement Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

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     7.3 Binding Effect of Decisions. The decision or action of the
Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Endorsement Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Endorsement Split Dollar Agreement.

     7.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Endorsement Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members.

     7.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1 Amendment and Termination. This Endorsement Split Dollar Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

     8.2 Binding Effect. This Endorsement Split Dollar Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

     8.3 No Guarantee of Employment. This Endorsement Split Dollar Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.4 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Endorsement Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Endorsement Split Dollar Agreement if no such succession had taken place.

     8.5 Applicable Law. This Endorsement Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.6 Entire Agreement. This Endorsement Split Dollar Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof.

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However, nothing in this Endorsement Split Dollar Agreement affects in any way the February 23, 2001 Split Dollar Agreement, as the same may have been or may hereafter be amended, which agreement shall remain in full force and effect, unaffected in any way by this Endorsement Split Dollar Agreement. No rights are granted to the Executive under this Endorsement Split Dollar Agreement other than those specifically set forth herein.

     8.7 Severability. If any provision of this Endorsement Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Endorsement Split Dollar Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Endorsement Split Dollar Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Endorsement Split Dollar Agreement, shall continue in full force and effect to the full extent consistent with law.

     8.8 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Endorsement Split Dollar Agreement.

     8.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, The Cortland Savings and Banking Company, 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410-1466.

     IN WITNESS WHEREOF, the Bank and the Executive have executed this Endorsement Split Dollar Agreement as of the date first set forth above.

EXECUTIVE:                              BANK:
                                        THE CORTLAND SAVINGS AND BANKING COMPANY


                                        By:
-------------------------------------       ------------------------------------
Roger W. Platt                              Lawrence A. Fantauzzi
                                        Its: Senior Vice President, Controller,
                                             Chief Financial Officer, and
                                             Secretary-Treasurer


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                         SPLIT DOLLAR POLICY ENDORSEMENT
                    THE CORTLAND SAVINGS AND BANKING COMPANY

Insured: Rodger W. Platt    Insurer: Great-West Life & Annuity Insurance Company
Policy No. 85998035

     Pursuant to the terms of The Cortland Savings and Banking Company Endorsement Split Dollar Agreement dated as of _______________, 2005, the undersigned Owner requests that the above-referenced policy issued by the Insurer provides for the following beneficiary designation and limited contract ownership rights to the Insured:

     1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of the Owner's interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds the Owner is entitled to receive under this paragraph.

     2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

________________________________________________________________________________
            PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

________________________________________________________________________________
           CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

     3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

     4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

     The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.


     Signed at _____________________, Ohio, this ______ day of __________, 2005.

INSURED:                                OWNER:
                                        The Cortland Savings and Banking Company


                                        By:
-------------------------------------       ------------------------------------
Rodger W. Platt                             Lawrence A. Fantauzzi
                                        Its: Senior Vice President, Controller,
                                             Chief Financial Officer, and
                                             Secretary-Treasurer